Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

TIMOTHY LEYDEN RETIRES AS WESTERN DIGITAL CFO, SUCCEEDED BY

OLIVIER LEONETTI OF AMGEN AND FORMERLY AT DELL

IRVINE, Calif. — Aug 25, 2014 — Western Digital Corp. (NASDAQ: WDC) today announced that chief financial officer Tim Leyden, 62, is retiring after 24 years of distinguished service at the company. He is being succeeded by Olivier Leonetti, 50, who has served as vice president, finance at Amgen Inc. from 2011, after having previously spent 14 years in global finance leadership positions at Dell Inc. Leyden will remain with the company through January 2015 in a transition role and advisory capacity to president and chief executive officer Steve Milligan and to Leonetti for an interim period to ensure a smooth transition. The changes are effective as of September 8, 2014.

“On behalf of the board of directors and all Western Digital employees, I express my deep gratitude to Tim Leyden for his more than two decades of dedicated service and leadership,” said Milligan. “Tim’s integrity, work ethic and sound judgment leave an indelible mark on our company. In all of his roles, he has helped make a great company even stronger and more broad-based. We wish him the very best in his retirement.”

“We are very fortunate to attract Olivier Leonetti as our new CFO at this exciting time in the evolution of our company,” said Milligan. “Olivier is a capable and well-rounded finance leader with broad global experience. He is a valuable addition to our executive team.”

Tim Leyden Retires as Western Digital CFO, Succeeded By

Olivier Leonetti of Amgen and Formerly at Dell

Leyden first served Western Digital from 1983 to 2000, before rejoining the company in 2007 as executive vice president, finance. He subsequently served as executive vice president and CFO and as chief operating officer of Western Digital Corp. and president of the company’s WD subsidiary, before reassuming the CFO role at Western Digital Corp. in November 2013. In his earlier career at Western Digital, Leyden served in various capacities in the company’s storage controller, semiconductor and hard drive businesses, both in his native Ireland and in the U.S.

At Amgen, Leonetti has managed the finance organization of the company’s global commercial organization, which posted revenues of $19 billion in 2013, and he played a leadership role in defining and implementing the product development and commercial strategies of the Amgen organization worldwide. At Dell, he was vice president, finance of the worldwide consumer division and vice president, finance of the worldwide Dell.com business.

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.